March 28, 2022

Dear Mr. Kevin Hostetler:

It is a pleasure to extend to you an offer of employment with Array Tech, Inc., a New Mexico corporation (the “Company”). I look forward to your contribution and success as Chief Executive Officer of the Company.

By accepting this offer, you agree to devote your full business time and attention to the business of the Company and to faithfully, diligently and competently perform your duties hereunder. During your employment with the Company, you shall have the normal duties, responsibilities, functions and authority customarily exercised by the Chief Executive Officer of a company of similar size and nature as the Company, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority. While employed by the Company, you agree not to serve as an officer, director, employee, consultant or advisor to any other business without the Company’s prior written consent. The Board recognizes the value in an Executive Director of the Board serving on an external for-profit board of directors as a non-executive director, and as such, expects that permission for this endeavor would not be reasonably refused after the first six months of employment.

The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer.

1.Effective Date of New Role

The effective date of the new role is April 18, 2022.

2.Base Salary

Your annual base salary (as adjusted from time to time, “Salary”) during your employment with the Company will be $850,000, paid periodically in accordance with the Company’s normal payroll practice for salaried employees. For any partial years of employment, the Salary shall be prorated on an annualized basis.

3.Annual, Sign-On, and Relocation Bonuses

Your annual bonus target (as adjusted from time to time, the “Annual Bonus”) will be 125% of your Salary and will be based on Company performance metrics in addition to your individual performance, as determined by the Board or the Compensation Committee thereof. Bonuses are awarded at the sole discretion of the Company.

Additionally, you will receive a one-time sign-on bonus of $1,000,000 (“Sign-On Bonus”) payable with your first regularly scheduled payroll subject to applicable withholdings. If your employment is terminated for Cause or you resign without Good Reason on or prior to the 12-month anniversary of the effective date of your role, you will be required to repay to the Company the amount of the Sign-On Bonus. If your employment is terminated for Cause or you resign without Good Reason after the 12-month anniversary but on or prior to 18-month anniversary of the effective date of your role, you will be required to repay to the Company 50% of the Sign-On Bonus, and if your employment is terminated for Cause or you resign without Good Reason after the 18-month anniversary but on or prior to the 24-month anniversary of the effective date of your role, you will be required to repay to the Company 25% of the Sign-On Bonus. In any case described herein, repayment of the Sign-On Bonus is to be made within 30 days of the termination of your employment.

You will also receive a one-time relocation bonus of $200,000 to assist with relocation expenses, subject to your timely relocation to Greater Phoenix Area (“Relocation Bonus”) payable with your first regularly scheduled payroll subject to applicable withholdings. If your employment is terminated for Cause or you resign without Good Reason on or prior to the 24-month anniversary of the effective date of your role, you will be required to repay to the Company the amount of the Relocation Bonus within 30 days of the termination of your employment.

4.Long Term Incentives.

In this role, you will be eligible to receive an annual grant under the Company’s Long Term Incentive Plan (the “LTIP”), in the discretion of the Board or the Compensation Committee thereof. Following the commencement of your employment, and subject to approval by the Board or the Compensation Committee thereof, you will receive an initial equity grant with a grant date fair value of approximately $3,200,000 (“Fair Value”). Sixty percent of the initial equity grant will be in the form of Performance Stock Units (“PSUs”) subject vesting over a three-year performance period contingent upon the achievement of certain Company performance criteria determined by the Board or the Compensation Committee thereof and set forth in the LTIP, and forty percent of the initial equity grant will be in the form of Restricted Stock Units (“RSUs”) vesting in three equal annual installments beginning on the first anniversary of the grant date, in each case subject to your continued employment through the applicable vesting date. Your initial equity grant will be made on April 18, 2022, subject to applicable approvals, and the number of RSUs and PSUs granted on such date will be based on the Fair Value and the closing price of the Company’s stock the trading day immediately preceding the day on which the Company publicly announces your role as the Company’s new Chief Executive Officer.

5.Benefits and D&O Coverage

During your employment with the Company, you will be entitled to participate in each of the benefit plans made available by the Company to its salaried employees, on terms no less favorable than those applicable to other salaried employees. Participation in Company benefit plans will be governed by and subject to the terms, conditions and overall administration of such plans.

You will also be covered under all of the Company’s applicable director and officer (“D&O”) insurance policies and entitled to enter into the Company’s standard D&O indemnification agreement on the same terms and conditions as the other directors and officers of the Company.

6.Vacation; Paid Time Off

During your employment with the Company, you will be entitled to twenty-five days of paid time off per calendar year, accrued on a pro rata basis and available throughout a calendar year, and you shall be entitled to holidays normally paid by the Company, in each case in accordance with the Company’s policies and subject to the Company’s employee handbook, as the same may be modified from time to time. Nothing stated herein shall be interpreted to conflict with applicable wage laws requiring the payment of all accrued but unpaid paid time off at the time employment is terminated for any reason.

7.Reimbursement of Expenses

During your employment with the Company, the Company will reimburse you for all reasonable and documented out-of-pocket travel and other expenses incurred in performing duties and responsibilities under this letter agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. All of the Company’s reimbursement obligations pursuant to this Section 7 shall be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

8.At Will Employment

We anticipate and are hopeful of a long and fruitful relationship. Your employment by the Company will be “at will,” meaning that you and the Company may terminate your services at any time for any reason or no reason and without prior notice, except as set forth herein.
9.Confidential Information, Non-Solicitation, Non-Disparagement and Invention Assignment

By your acceptance of this letter agreement, you agree to execute and abide by the “Confidential Information, Non-Disparagement and Non-Solicitation Agreement” attached hereto as Exhibit A and the “Employee Inventions Assignment Agreement” attached hereto Exhibit C, which are incorporated herein by reference.

10.Termination

If your employment is terminated by the Company without Cause, if you resign with Good Reason (each as defined below), or if you are terminated without Cause or resign with Good Reason within 12 months of a Change in Control (as defined in the Company’s severance policy), you may receive severance (the “Severance Payments”) pursuant to the terms of the Company’s severance policy, as then in effect. As a condition precedent to your entitlement to the Severance Payments, (a) you must execute and deliver to the Company within 30 days following the termination a general release substantially in the form attached hereto as Exhibit B (the “General Release”) and the General Release must have become effective and no longer subject to revocation and (b) the General Release must not have been breached, and (c) you must not have breached the provisions of the General Release or breached any of the provisions of the attached “Confidential Information, Non- Disparagement, and Non-Solicitation Agreement” or the attached “Employee Inventions Assignment Agreement.” In addition, you must not have applied for unemployment compensation chargeable to the Company or any Company affiliate during the severance period. You shall not be entitled to any other salary, compensation or benefits after termination of your employment, except as specifically provided in the Company’s employee benefit plans, or as required by applicable law. The Severance Payments, if any, will be paid in accordance with the Company’s severance policy, as in effect at the time your employment terminates.

“Cause” means with respect to you one or more of the following: (i) the conviction of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Company affiliate or any of their customers, vendors or suppliers, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any Company affiliate, after notice of such failure and, if curable, an opportunity to permanently cure within 30 days of such notice (v) a willful and material failure to observe policies or standards of the Company regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice or (vi) any breach by you of any non-competition, non-solicitation, no-hire or confidentiality covenant between you and the Company or any Company affiliate or any material breach by you of any other provision of this letter agreement or any other agreement to which you and the Company or any Company affiliate are parties after notice of such breach and, if curable, an opportunity to permanently cure such breach within 30 days of such notice.

“Good Reason” means with respect to you: (i) a material reduction in your Salary without your consent, (ii) a relocation of your principal place of employment, without your consent, to a location more than 50 miles from your then-current principal place of employment, or (iii) an adverse change in position or title without your consent; provided that, in any case, (a) written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder, (b) the Company shall have 30 days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination (if such occurrence is capable of being remedied), and, if the Company cures such occurrence within such 30-day period, there shall be no Good Reason, and (c) you must actually resign within 90 days following the event constituting Good Reason.

If your employment is terminated due to your resignation without Good Reason, your disability or death or your termination by the Company for Cause, or for any other reason, the Company’s obligations hereunder shall immediately cease, except that you or your estate will be entitled to receive accrued salary and benefits through the date of termination. For purposes of this agreement, “disability” refers to your physical or mental incapacity or disability that renders you unable to substantially perform your duties and responsibilities to the Company or any Company affiliate (with or without any reasonable accommodation) (i) for 120 days in any 12-month period or (ii) for a period of 90 consecutive days in any 12-month period, subject to the provisions of applicable law. For the avoidance of doubt, if your employment is terminated due to any of the reasons described in this paragraph, you understand that you will not be entitled to any Severance Payments from the Company, you will not be entitled to any Annual Bonus (except for any Annual Bonus which is attributable to the fiscal year preceding the year of your termination and which had not been paid to you as of the date of your termination), and any equity award which you received from the Company but has not yet vested at the time of your termination (including any unvested portion of the initial equity grant described in Section 4 above) will be forfeited.

11.Representations

You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this letter agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any person or entity other than the Company (except for confidentiality agreements disclosed to the Company prior to the date hereof, none of which would in any way limit your abilities to perform your duties to the Company), and (iii) upon the execution and delivery of this letter agreement by the Company, this letter agreement shall be the valid and binding obligation of yours, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity). You hereby acknowledge and represent that you have consulted with independent legal counsel regarding your rights and obligations under this letter agreement and that you fully understand the terms and conditions contained herein.

12.Corporate Opportunities

You shall submit to the Company all business, commercial and investment opportunities or offers presented or otherwise made available to you or of which you become aware at any time during the period of your employment which relate to the business of the Company or any Company affiliate (“Corporate Opportunities”). Unless approved by the Company, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf or on behalf of any party other than the Company or any Company affiliate.

13.Cooperation

During the period of your employment and thereafter, you shall provide reasonable cooperation with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including by being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules and terms that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this provision, the Company shall pay your reasonable travel and other reasonable and documented out-of-pocket expenses related to such cooperation (such as lodging and meals) upon submission of invoices. In all cases, reasonable account shall be taken of the time commitment that would be involved in any request by the Company, your other professional and personal commitments and/or whether information or assistance can be obtained as effectively or sufficiently by other means or by other representatives within the Company.

14.U.S. Income Tax Rule Compliance

All payments under this letter agreement are stated in gross amounts and shall be subject to customary withholding and other amounts required by law to be withheld. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to you any federal, state, local or foreign withholding taxes, excise taxes or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from the Company (including wages, bonuses, the receipt or exercise of equity options, and/or the receipt or vesting of restricted equity). In the event the Company does not make such deductions or withholdings, you shall indemnify the Company for any amounts paid with respect to any such Taxes.

15.Deferred Compensation Provisions

Notwithstanding any other provision herein: (a) the parties hereto intend that payments and benefits under this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith or exempt therefrom; (b) for all purposes of this letter agreement, references herein to “termination,” “termination of employment,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A; (c) in the event that you are a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A (or if earlier, within 60 days following your death); (d) for purposes of Section 409A, your right to receive any installment payment pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments; (e) in no event shall any payment under this letter agreement that constitutes nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, be subject to offset unless otherwise permitted by Section 409A; (f) to the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (g) payments made in accordance with the

Company’s normal payroll practices shall be made within thirty (30) days of each payroll date pursuant to the payroll schedule of the Company.

The Company makes no representation to you regarding the taxation of the compensation and benefits under this letter agreement, including, but limited to, the tax effects of Section 409A, and you shall be solely responsible for the taxes imposed upon you with respect to your compensation and benefits under this letter agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

16.General

This letter agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The language used in this letter agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. Each party agrees to commence any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in a United States District Court located in the District of Arizona, or in an Arizona State Court located in Maricopa County, Arizona, and irrevocably and unconditionally waives any objection to venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in such courts and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. No amendment, modification or waiver of this letter agreement shall be effective unless set forth in a written instrument executed by the Company and you. You may not assign your rights or obligations hereunder without the prior written consent of the Company.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (i) five business days after being sent by first class mail, return receipt requested, postage prepaid, (ii) one business day after being sent by reputable overnight courier, (iii) upon personal delivery, or (iv) when sent by facsimile or email, if sent prior to 6:00 p.m. Pacific Time on a business day (or else on the next following business day), in each case to the addresses, and email addresses set forth below (provided that a party may change his or its notice information by providing written notice to the other party in accordance with the foregoing provisions of this paragraph):

Notices to you via mail and email:

Kevin Hostetler
933 W Van Buren St.
Unit 616
Chicago, IL 60607
Email: kghostetler@gmail.com
Or the most recent address in the records of the Company

Notices to the Company via mail and email:

Array Tech, Inc.
3901 Midway Place NE
Albuquerque, NM 87109

Attention: General Counsel
Email: tyson.hottinger@arraytechinc.com

My colleagues at the Company and I look forward to commencing what we believe will be a productive and mutually rewarding collaboration.

Please confirm your acceptance of this offer by signing below, returning the original to me, and keeping a copy for yourself.

Sincerely yours,

Array Tech, Inc.

By: /s/ Brad Forth
Name: Brad Forth
Title: Chairman of the Board

I accept the above offer of employment and agree to be bound by the terms of this letter agreement.

/s/Kevin G. Hostetler                March 28, 2022
Kevin Hostetler                    Date

Exhibit A
Confidential Information, Non-Disparagement and Non-Solicitation Agreement

1.Definitions. Whenever used in this agreement the following words and phrases shall have the following respective meanings:
a.“Company” shall mean Array Tech, Inc. together with all of its operating companies, subsidiaries, and affiliates.
b.“Customers” shall mean and include each person or entity: (i) to which the Company has sold, furnished, or made a proposal to sell or furnish any products, goods, services, or equipment which comprise any part of the Company’s products; or (ii) with which the Company has entered into an agreement for the sale of products, or made a sale of any kind.
c.“Supplier” shall mean and include each person or entity from which the Company has acquired equipment, inventory, components, products, or services used by the Company to design, manufacture, fabricate, sell, or deliver any of the Company’s products (all such persons or entities are collectively referred to as “Supplier”).
d.Unless otherwise specified in writing by the Company, and except as limited below in Section (1)(e), “Confidential Information” shall mean all information about the Company’s business and affairs, regardless of the format of such information and whether such information has been separately identified as “confidential” or “proprietary,” and whether such information is patentable, copyrightable, or otherwise protected by law. Without limiting the scope of the foregoing, Confidential Information includes (i) business plans, financial reports, financial data, employee data, Customer lists, Customer preferences, Customer needs, Customer requirements, forecasts, strategies, contract terms, current and future proposals and quotations, profit margins or markups, costs, expenses, Supplier terms and conditions, strategies, plans, and agreements with regard to Supplier(s), and all other business information; (ii) Trade Secrets; and (iii) product designs and/or specifications, algorithms, computer programs, mask works, inventions, unpublished patent applications, manufacturing or other technical or scientific know-how, specifications, technical drawings, diagrams, schematics, software or firmware code, semiconductor or printed circuit board layout diagrams, technology, processes, and any other Trade Secrets, discoveries, ideas, concepts, know-how, techniques, materials, formulae, compositions, information, data, results, plans, surveys, and/or reports of a technical nature or concerning research and development and/or engineering activity.
e.“Confidential Information” excludes information which you can demonstrate (i) is in the public domain through no act or omission of yours in violation of any agreement to which you are a party with the Company or any policy of the Company or (ii) has become available to you on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.
f.“Trade Secrets” shall mean and include any compilation of data or information that would constitute a trade secret under applicable law.
2.Confidential Information. You acknowledge that, in the course of your employment with the Company, you will occupy a position of trust and confidence. You shall not, except in the course of the good faith performance of your duties to the Company, or as required by applicable law, without limitation in time and whether directly or indirectly, disclose to any person or entity, or use, any Confidential Information. You agree to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of your employment or as soon thereafter as possible, (i) all documents, computers, computer tapes and disks, records, lists, data, drawings, prints, notes, written information, keys and other personal property furnished by the Company or prepared by you during the term of your employment by the Company, and (ii) all notebooks and other data relating to research or experiments or other work conducted by you in the scope of employment, and in each case, all copies thereof. For avoidance of doubt, any personal journals created or modified during your period of employment with the company may also be retained as personal property provided they do not contain Trade Secrets and remain retained in a secure environment and be subject to your continuing duty of confidentiality described herein.
3.Prior Employment. During your employment with the Company, you shall be prohibited from using or disclosing any Confidential Information that you may have learned through any prior employment. If at any time during your employment with the Company you believe you are being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations you may have to former employers, you shall immediately advise the Company so that your duties can be modified appropriately. You represent and warrant to the Company that you took nothing with you which belonged to any former employer when you left your prior employment positions and that you have nothing that contains any information which belongs to any former employer. If at any time you discover this is incorrect, you shall notify the Company and cooperate with the Company to take appropriate action. The Company does not want any such materials or information, and you shall not be permitted to use or refer to any such materials or information in the performance of your duties hereunder.
4.Non-Solicitation of Customers and Suppliers. During the 18 months subsequent to your termination from Company (the “Applicable Period”) for any reason, whether voluntary or involuntary, you shall not, directly or indirectly, influence or attempt to influence Customers, Suppliers, licensees, licensors, franchisees, or other business relations of the Company to divert any of their business away from the Company or otherwise interfere with their relationship with the Company.
5.Non-Hire and Non-Solicitation of Employees. You recognize that you possess and will possess Confidential Information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with Customers of the Company. You recognize that the information you possess and will possess about these other employees is not and will not be generally known, is of substantial value to the Company in developing its business and in securing and retaining Customers, and has been and will be acquired by you because of your business position with the Company. You agree that, during the Applicable Period, you will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company to terminate his or her employment or any other relationship with the Company, or otherwise interfere with their relationship with the Company; provided that you are not prohibited from making general solicitations of employment that are not targeted at the Company and its employees. You also agree that you will not convey any Confidential Information about other employees of the Company, including names and contact information, to any other person or entity.
6.Non-Disparagement. You agree to refrain from directly or indirectly making any derogatory or negative statements or communications regarding the Company or any of its employees, officers, board members, affiliates, products, services, or practices, provided that you may confer in confidence with your legal representatives and make truthful statements as required by law or legal process.
7.Remedies. If, at the time of enforcement of this agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, or area permitted by law. Because your services are unique and because you have access to Confidential Information and Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of this agreement by you and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this agreement, the Company and its successors, affiliates, or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by you of Section 4, 5 or 6, the Applicable Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
8. Additional Acknowledgements. In addition, you acknowledge that the provisions of this agreement are in consideration of your new or continued employment with the Company and additional good and valuable consideration as set forth in this agreement. You also acknowledge that (i) the restrictions contained in this agreement do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living, (ii) the business of the Company is international in scope, and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including you), the Company has business activities and have valuable business relationships within its respective industry throughout the United States of America. You agree and acknowledge that the potential harm to the Company of the non-enforcement of this agreement outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this agreement and consulted with legal counsel of your choosing regarding its contents, have given careful consideration to the restraints imposed upon you by this agreement and are in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company now existing or to be developed in the future. You expressly agree and acknowledge that each and every restraint imposed by this agreement is reasonable with respect to subject matter, time period and geographical area.
9.Survival of Provisions. The obligations contained in this agreement shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

Employee Name: Kevin G. Hostetler

Employee Signature: /s/ Kevin G. Hostetler

Date: March 28, 2022

Exhibit B
Form of General Release

I, ______________, in consideration of and subject to the performance by Array Tech, Inc., a New Mexico corporation (the “Company”), of its obligations under the Employment Letter Agreement, dated as of [_________] 20[__] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. All capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

1.I understand that any payments paid to me under the Termination section of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments specified in the Termination section of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, as amended; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any Claim or other right, demand, cause of action or other matter covered by Section 2 above.
4.I acknowledge and understand that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including any claim under the ADEA).

5.I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief with respect to any Claim released herein from any or all Released Parties of any kind whatsoever, including reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of any government agency that does not acknowledge the validity of this General Release; provided, however, that I disclaim and waive any right to share or participate in any monetary or other award resulting from the prosecution of such charge or investigation or proceeding.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release. I also agree to hold each of the Released Parties harmless from, and to indemnify each of the Released Parties against, any and all damages, including attorney’s fees and expenses, that any of them may suffer on account of any breach of any representation or warranty I make hereunder.
7.I represent that I am not aware of any claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
8.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, prevailing party's attorney's fees are paid by the other party, and return all payments received by me pursuant to the Agreement.
10.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
11.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other self-regulatory organization or governmental entity.
12.I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party, in each case in accordance with the Cooperation section of the Agreement.
13.I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
14.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement first occurring or arising after the date hereof.
15.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, AND I HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;
6.I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT NONE OF THIS GENERAL RELEASE, THE COMPANY’S OBLIGATIONS HEREUNDER OR ANY OF THE COMPANY’S OBLIGATIONS UNDER THE AGREEMENT THAT ARE CONDITIONED ON THE

EXECUTION, DELIVERY OR EFFECTIVENESS OF THIS GENERAL RELEASE SHALL BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Employee Name:

Employee Signature:

Date:

Acknowledged and Agreed:

Array Tech, Inc.

By:_______________________________
Name:
Title:
Date:

Exhibit C
Employee Inventions Assignment Agreement

In consideration for my new or continued employment by Array Tech, Inc. (“Company”), and the compensation paid to me now and during my employment with Company, I, Kevin G Hostetler, acknowledge and agree to the following (the “Agreement”):

1.Definitions. Whenever used in this Agreement the following words and phrases shall have the following respective meanings. Other words and phrases are defined within the context of the Agreement below and will have the respective meanings as identified within the body of the Agreement.
a.“Intellectual Property Rights” means all discoveries, concepts, ideas, Inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work, Confidential Information, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
b.“Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (including as a literary, software source code or artistic work) recognized by the laws of any jurisdiction or country.
c.“Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.
d.“Inventions” means trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein.
e.“Trade Secrets” means and includes any compilation of data or information that would constitute a trade secret under applicable law.
f.“Confidential Information” means, unless otherwise specified in writing by the Company, all information about the Company’s business and affairs, regardless of the format of such information and whether such information has been separately identified as “confidential” or “proprietary,” and whether such information is patentable, copyrightable, or otherwise protected by law. Without limiting the scope of the foregoing, Confidential Information includes (i) business plans, financial reports, financial data, employee data, Customer lists, Customer preferences, Customer needs, Customer requirements, forecasts, strategies, contract terms, current and future proposals and quotations, profit margins or markups, costs, expenses, Supplier terms and conditions, strategies, plans, and agreements with regard to Supplier(s), and all other business information; (ii) Trade Secrets; and (iii) product designs and/or specifications, algorithms, computer programs, mask works, inventions, unpublished patent applications, manufacturing or other technical or scientific know-how, specifications, technical drawings, diagrams, schematics, software or firmware code, semiconductor or printed circuit board layout diagrams, technology, processes, and any other Trade Secrets, discoveries, ideas, concepts, know-how, techniques, materials, formulae, compositions, information, data, results, plans, surveys, and/or reports of a technical nature or concerning research and development and/or engineering activity. “Confidential Information” excludes information which you can demonstrate (i) is in the public domain through no act or omission of yours in violation of any agreement to which you are a party with the Company or any policy of the Company or (ii) has become available to you on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.
2.Inventions Retained by Me. Attached hereto as Exhibit A, is a list describing all Inventions, original works of authorship, developments, and improvements, which were made or owned by me prior to my employment with the Company and which belong to me or in which I have an interest (collectively, “Prior Inventions”). If no such list is attached, I represent that there are no such Prior Inventions.
3.Use of Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention into a Company product, process, machine, or otherwise without the Company’s prior written consent. Notwithstanding the foregoing sentence, and unless Company and I agree otherwise, if, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process, machine, or otherwise, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, sublicensable, perpetual, transferrable, and fully-paid worldwide license to make, have made, modify, use, distribute, publicly perform, publicly display in any form or medium, offer to sell, and sell such Prior Invention as part of or in connection with such product, process, or machine. To the extent that any third parties have rights in any such Prior Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.
4.Assignment of Inventions and Intellectual Property Rights.
a.Subject to Section 2, and except for Prior Inventions set forth in Exhibit A, I hereby assign to Company (or to a third party as directed by Company) all my right, title, and interest in and to any and all Inventions and Intellectual Property Rights made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company and that relate to the Company’s or any Company affiliate’s actual or anticipated business, research and development, or existing or future products or services (“Company Inventions”). To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto) assigned hereunder.

b.During and after my employment with the Company, I agree to provide such assistance as the Company may reasonably request to (i) apply for, obtain, perfect, and transfer to the Company (or to a third party as directed by Company) the Company Inventions in any jurisdiction in the world; and (ii) maintain, protect, and enforce the Company’s rights and interests to Company Inventions which were developed, at least in part, by me and assigned to Company (or third party as directed by Company). In the event that I do not promptly cooperate with the Company’s request to assist, as set forth above, I hereby irrevocably grant the Company a power of attorney to execute and deliver any such documents on my behalf and in my name and to do all other lawfully permitted acts to transfer, issue, prosecute, and maintain the Company Inventions to the full extent permitted by law.
5.Nonassignable Inventions – Exclusion States Only.1 I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under certain state statutes that limit assignable inventions, such as California Labor Code section 2870(a) or Section 1060/2 of Chapter 765, Act 1060 of the Illinois Employee Patent Act (collectively, these, plus state laws similar to those mentioned above are referred to as “Specific Inventions Laws”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States. If I am an employee based in a state with an enacted Specific Inventions Law, I have reviewed the applicable notification in Exhibit A (“Limited Exclusion Notification”) regarding the foregoing Specific Inventions Law and agree that my signature acknowledges receipt of the notification.
6.Records; Obligation to Keep Company Informed; Confidentiality. During the period of my employment: (i) I agree to keep and maintain adequate and current records (in the form of invention disclosure forms, notes, sketches, drawings and in any other form that is required by Company) of all Intellectual Property Rights developed by me and all Company Inventions made by me, which records will be available to and remain the sole property of Company at all times; and (ii) I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. If I am a resident of state with Specific Inventions Laws (such as California, Illinois, Delaware, Kansas, Minnesota, North Carolina, Utah or Washington, for example), at the time of each such disclosure I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law. I further agree not to disclose at any time during or after the term of my employment, directly or indirectly, to any unauthorized person without the Company’s prior written permission, any knowledge not available to the public which I acquire regarding Company’s Intellectual Property Rights or other private or confidential matters acquired during the term of my employment.
1 This Section applies only to Company employees that are either residing in, or primarily work or receive pay in, states Specific Inventions Laws.

7.Ownership of Work Product. I acknowledge and agree that all Intellectual Property Rights and all discoveries, concepts, ideas, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed or made by you (whether alone or jointly with others, and whether before or after the date hereof) while employed by the Company (“Work Product”), belong to the Company. I agree that I shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the employment period) to establish and confirm the Company’s ownership (including assignments, consents, powers of attorney and other instruments). I acknowledge and agree that all Work Product shall be deemed to constitute “works made for hire” under applicable law. The foregoing provisions of this Section 7 shall not apply to any Work Product that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or Trade Secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Company.
8.Publicity. I hereby consent to any and all uses and displays, by Company and its agents, of my name, voice, likeness, image, appearance and relevant background information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Company, for all legitimate commercial or non-commercial purposes (“Permitted Use”). I understand that I will not receive any additional compensation for such Permitted Use and I hereby forever release Company and anyone working on behalf of Company from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Company, in connection with any Permitted Use.
9.Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.
10.No License. I understand that this Agreement does not, and shall not be construed to, grant me any license or right of any nature with respect to information made available to me by the Company, including any Company Inventions and Intellectual Property Rights.
11.Return of Information. Prior to leaving employment with the Company or upon Company’s request at any time during the my employment, I agree to promptly (i) deliver, provide, or return to the Company the original and all copies of any and all Confidential Information that I may have obtained, as well as any and all documents, records, property, files, drawings, tapes, plans, tools, and equipment that are in the my possession or control and that are Company’s property; and (ii) delete or destroy all copies of any Confidential Information, documents, and materials not returned to the Company that remain in my possession or control, including those stored on any non-Company devices, networks, storage locations, and media in my possession or control.
12.General Provisions.
a.Representations and Acknowledgements. I represent that I have not entered into, and agree not to enter into, any oral or written agreement in conflict with this Agreement. I agree and acknowledge that all restrictions in this Agreement are reasonable under the circumstances of my employment and hereby waive any argument that this Agreement is invalid or unenforceable.
b.Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement are, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If any one or more of the provisions contained in this Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law.
c.Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the state of Arizona. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Maricopa County, Arizona for any lawsuit filed arising from or related to this Agreement.
d.Waiver. The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
e.Legal and Equitable Remedies. I agree that it may be impossible to assess the damages caused by my breach of this Agreement or any of its terms. I agree that any threatened or actual breach of this Agreement or any of its terms will cause immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
f.Attorney Fees and Costs. In the event of a legal action or other proceeding arising under this Agreement, or a dispute regarding any alleged breach, default, claim, or misrepresentation arising out of or in connection with this Agreement, whether or not a lawsuit or other proceeding is commenced, the prevailing party shall be entitled to recover its reasonable attorney fees and costs, whether incurred before suit, during suit, or at the appellate level. The prevailing party shall also be entitled to recover any attorney fees and costs incurred in litigating the entitlement to attorney fees and costs, as well as determining or quantifying the amount of attorney fees and costs due to it.

g.Assignment. The Company may assign this Agreement to any subsidiary, affiliate, or successor. I agree that I may not assign this Agreement or any part hereof. Any purported assignment by me shall be null and void from the initial date of purported assignment.
h.Entire Agreement. This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral, regarding the subject matter of this Agreement; provided, however, that I acknowledge that I have also entered into a Confidential Information, Non-Disparagement and Non-Solicitation Agreement with Company, which shall remain in full force and effect. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment, or modification shall be effective under any circumstances whatsoever.

EMPLOYEE:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

Employee Name: Kevin G. Hostetler

Employee Signature: /s/ Kevin G. Hostetler

Date: March 28, 2022

COMPANY:

Array Tech, Inc.

By: /s/ Brad Forth
Name: Brad Forth
Title: Chairman of the Board
Date: April 3, 2022